Exhibit 99.1

LogMeIn Names Sara Andrews to Board of Directors

BOSTON, April 9, 2018 – LogMeIn, Inc. (Nasdaq:LOGM) has named Sara Andrews, SVP and Global CISO of PepsiCo to the company’s board of directors.

A renowned security executive and member of the CISO (Chief Information Security Officer) Coalition national Leadership Board, Andrews is SVP, Global CISO at PepsiCo – the company’s top information security executive. Prior to her role at PepsiCo, she held multiple senior security roles at Verizon including CISO of Verizon Business and Chief Network Security Officer (CNSO) for Verizon, as a whole. She has been recognized in the Chief Information Security Officer 100 List in 2017, was the recipient of the 2016 Breakaway Leader Award honoring CISOs who demonstrate exceptional leadership, and was selected as a finalist for the Executive Women’s Forum for Information Security, Risk management and Privacy’s “Women of Influence” Awards.

“Sara Andrews has a well-earned reputation as both a world-class security leader and a highly accomplished executive,” said Bill Wagner, President and CEO of LogMeIn. “We believe it is critical that our board includes an increasingly significant breadth of experience, knowledge, and abilities across industries and across critical functions. Sara’s leadership at PepsiCo and within the security community introduces invaluable experience that we see as highly complementary to our Board of Directors.”

“In the rapidly evolving SaaS environment, LogMeIn is differentiating itself and improving the way people across the world work and interact together,” said Andrews. “I am honored to join the LogMeIn Board of Directors and welcome the opportunity to lend my passion and advocacy for cybersecurity to help advance the organization’s mission.”

Andrews will replace Jesse Cohn of Elliott Management, who had joined LogMeIn’s Board in January of 2017 as part of its merger with Citrix Systems, Inc.’s (Nasdaq:CTXS) GoTo family of products and whose term will expire at LogMeIn’s Annual Stockholder Meeting in May. Andrews joins LogMeIn Chairman Michael Simon, LogMeIn President and CEO Bill Wagner, and independent directors Steven Benson, Michael Christenson, Edwin Gillis, Robert Calderoni, David Henshall and Peter Sacripanti on LogMeIn’s Board.

“Sara is a great addition – and her experience a great complement – to LogMeIn’s strong board and proven leadership team,” said Cohn. “Under Bill’s leadership, LogMeIn has generated significant value for its shareholders and is now poised for its next chapter of growth into one of the preeminent SaaS leaders.”

Wagner added, “We also want to thank Jesse Cohn for his leadership, guidance and integral role as Director in helping to advance LogMeIn from a small cap disrupter to leader in our core markets and one of the world’s largest SaaS companies.”

About LogMeIn, Inc.

LogMeIn, Inc. (Nasdaq:LOGM) simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. One of the world’s top 10 public SaaS companies, and a market leader in communication & conferencing, identity & access, and customer engagement & support solutions, LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston with additional locations in North America, Europe, Asia and Australia.

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Investors:

Rob Bradley

781-897-1301

rbradley@logmein.com

Media:

Toni Iafrate

781-897-0684

press@logmein.com